Exhibit 8.2

June 17, 2004

SSP Solutions, Inc. 17861 Cartwright Road Irvine, CA 92614

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of a registration statement on Form S-4 of a Proxy Statement/Prospectus (the “Registration Statement”) pursuant to the Agreement and Plan of Merger and Reorganization dated March 22, 2004 (the “Merger Agreement”) by and among SAFLINK Corporation, a Delaware corporation (“SAFLINK”), Spartan Acquisition Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of SAFLINK, and SSP Solutions, Inc., a Delaware corporation (“SSP”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SSP (the “Merger”).

Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to SAFLINK in connection with the preparation and execution of the Merger Agreement. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Merger Agreement; (2) representations and warranties made to us by SAFLINK, Merger Sub and SSP in certain tax representation letters (the “Tax Representation Letters”); (3) the facts, statements, descriptions and representations set forth in the Registration Statement; and (4) such other instruments and documents related to the formation, organization and operation of SAFLINK and SSP or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

1. Original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;

2. All statements, covenants, representations and warranties in the Merger Agreement, in the Tax Representation Letters and in other documents related to SAFLINK, Merger Sub and SSP and relied upon to support this opinion are, in each case, true and accurate. Any such representation or statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the Effective Time of the Merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

3. The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the state of Delaware;

4. SAFLINK and SSP will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

SSP Solutions, Inc.

June 17, 2004

5. Representations made by SAFLINK, Merger Subsidiary and SSP in the Tax Representation Letters will be true and accurate and there will not be any occurrence or change since the date of the Tax Representation Letters, which change could have caused any of the declarations and representations contained in those letters to be untrue, incorrect or incomplete in any respect at any time since that date.

Based upon the foregoing, the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, constitute our opinion as to such tax consequences. We express no opinion as to any federal, state or local, foreign or other tax consequences, other than as set forth herein or in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger.”

This opinion addresses only the matters described above. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state or local tax law.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you only for the purpose stated. It is intended for the benefit of SAFLINK and the stockholders of SSP and may not be relied upon for any other purpose or by any other person or entity. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

RUTAN & TUCKER, LLP